Exhibit B

APPLICATION FOR SHARES

Date: November 29, 2023

The Board of Directors

Mint Incorporation Limited

Ritter House, Wickhams Cay II,

PO Box 3170, Road Town,

Tortola, British Virgin Islands

(the “Company”)

Dear Sirs,

We write to apply for and request you to allot and issue to us a total of [1,875] fully paid Class B ordinary shares (the “Shares”) in the Company pursuant to the Reorganisation Agreement dated November 29, 2023 made among the Company, CKL Holding Limited, I Sparks Enterprise Limited, AL Holding Group Limited, Mr. Ku Cheong Shing. Mr. Law Ka Kin, Mr. Chan Hoi Lung and us in consideration of Mr. Chan Hoi Lung’s transfer to CKL Holding Limited of [3,750] shares in Matter Interiors Limited, a company incorporated in Hong Kong (Company Νo. 2766778).

We hereby agree to hold the Shares subject to the provisions of the Articles of Association of the Company and we hereby authorise you to enter our particulars in the Company’s Register of Members.

We give below our particulars as follows:-

Name:	Deep Vision Enterprise Limited
Company No.	BVI Company No. 2132979
Registered Office:	Ritter House, Wickhams Cay II, PO Box 3170, Road Town,
Tortola VG1110, British Virgin Islands

Yours faithfully,
For and on behalf of
Deep Vision Enterprise Limited

/s/ Hoi Lung Chan
Authorised Signature